Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2021, by and among CF Finance Holdings III, LLC, a Delaware limited liability company (“Sponsor”), CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), and AEye, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Acquiror, Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company.

WHEREAS, Sponsor owns 5,710,000 shares (including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares, the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of Acquiror (the “Class B Common Stock”);

WHEREAS, in connection with Acquiror’s initial public offering, Acquiror, Sponsor and certain officers and directors of Acquiror (collectively, the “Insiders”) entered into a letter agreement, dated as of November 12, 2020 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Acquiror securities owned by them;

WHEREAS, Article IV, Section 4.3(b)(ii) of Acquiror’s Amended and Restated Certificate of Incorporation (the “Acquiror Charter”) provides, among other matters, that the Founder Shares will automatically convert into shares of Class A Common Stock, par value $0.0001 per share, of Acquiror upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock (together with any successor equity security thereto in the Transactions (as defined below), “Class A Common Stock”), or Equity-linked Securities (as defined in the Acquiror Charter), are issued or deemed issued in excess of the amounts sold in Acquiror’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein (the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, (a) Sponsor agrees that it will comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter in all material respects, including voting in favor of the Transactions and not redeeming its shares of Acquiror common stock in connection with the Transactions, (b) Acquiror agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and Acquiror agree (i) that the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) will be required in addition to the prior written consent of the Representative (as defined in the Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Company hereby acknowledges that Sponsor has agreed to transfer forty (40%) percent of the Founder Shares to Lidar AI Investments, LLC (or any of its affiliates or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates) after the Effective Time pursuant to the terms and conditions set forth in the Founder Shares Transfer Agreement entered into among Sponsor, Acquiror and Lidar AI Investments, LLC as of the date hereof (the “Founder Share Transfer Agreement”), and consents to such agreement and the performance of Sponsor’s and Acquiror’s obligations thereunder and consummation of the transactions contemplated thereby. Sponsor and Acquiror represent and warrant that (A) they have delivered a true and complete copy of the Founder Share Transfer Agreement to the Company, and (B) that the Founder Share Transfer Agreement is in full force and effect as of the date of this Agreement. Sponsor and Acquiror agree not to amend, modify or waive any provision of the Founder Share Transfer Agreement without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the Acquiror Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, Sponsor, on behalf of itself and its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company, Acquiror, Merger Sub and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), including any and all Claims arising out of or relating to (i) a Releasing Party’s capacity as a current or former stockholder, officer or director, manager, employee or agent of Acquiror or any of its predecessors or Subsidiaries (or its capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity it is or was serving at the request of Acquiror or any of its Subsidiaries) or (ii) any Contract with Acquiror or any of its Subsidiaries entered into or established prior to the Closing, with the effect that any such Contract, including any provision purporting to survive termination of such Contract and without regard to any notice requirement thereunder, is hereby terminated in its entirety with respect to Sponsor.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3(b), in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3(b) and that, without such waiver, Acquiror and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement (including with respect to any Acquiror Transaction Expenses), any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Letter, (C) the Registration Rights Agreement, dated as of November 12, 2020, by and among Acquiror, Sponsor and the other Holders party thereto, (D) the Expense Advancement Agreement, dated as of November 12, 2020, by and between Acquiror and Sponsor, the promissory note, dated as of November 12, 2020 by Acquiror in favor of the Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between Acquiror and Sponsor prior to the Closing without violation of the terms of the Merger Agreement, or (E) any PIPE Subscription Agreements to which a Releasing Party may be a party, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms; (ii) any rights with respect to the capital stock or warrants of Acquiror owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of Acquiror or any of its Subsidiaries or any indemnity or similar agreements by Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor and Acquiror (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Section 3.

Section 5 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Effective Time or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Acquiror, to it at:

CF Finance Acquisition Corp. III

110 East 59th Street
New York, NY 10022

Attention: Chief Executive Officer

Email: CFFinanceIII@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Kenneth A. Lefkowitz

Facsimile: +1 212 299-6557

Email: ken.lefkowitz@hugheshubbard.com

if to the Sponsor, to it at:

CF Finance Holdings III, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFFinanceIII@cantor.com

if to the Company, to it at:

AEye, Inc.

1 Park Pl

Dublin, CA 94568

Attention: Chief Executive Officer

Email: blacorte@aeye.ai

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli; Jonathan Axelrad

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com;

jonathan.axelrad@us.dlapiper.com

(c) Entire Agreement. This Agreement (including the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Acquiror, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares or Private Placement Units (as defined in the Insider Letter) (or component securities or shares of Class A Common Stock issuable upon the exercise of the warrants underlying the Private Placement Units) to any Permitted Transferee in accordance with Section 7(c) of the Insider Letter and this Agreement, Sponsor may, by providing notice to Acquiror and the Company prior to or promptly after such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such securities. Any purported assignment in violation of this Section 5(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 5(j).

(k) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of Acquiror, and not in its capacity as a director (including “director by deputization”), officer or employee of Acquiror, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of Acquiror or any Subsidiary of Acquiror, acting in such person’s capacity as a director or officer of Acquiror or any Subsidiary of Acquiror (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and Transactions).

(l) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

ACQUIROR:

CF FINANCE ACQUISITION CORP. III

By:
Name:
Title:

SPONSOR:

CF FINANCE HOLDINGS III, LLC

By:
Name:
Title:

THE COMPANY:

AEYE, Inc.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement (Project Meliora)]